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                             DISTRIBUTORSHIP AGREEMENT

     This Distributorship Agreement ("Agreement"), made and effective this 15th of July 1998, by and between Pentagenic Pharmaceuticals, Inc. ("Manufacturer") and SanYang Products Inc.. ("Distributor").

     Manufacturer desires to appoint Distributor, and Distributor desires to accept appointment, as a distributor of Manufacturer's products within a defined area as set forth herein.

     NOW, THEREFORE, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

     1.  RIGHTS GRANTED.
     Manufacturer hereby grants to Distributor the right, on the terms and conditions contained herein, to purchase, inventory, promote and resell "Manufacturer's Products" (as defined below) within the following area (the "Territory"):
          SOUTH KOREA.

     2.  PRODUCTS.
     As used in this Agreement, the term "Manufacturer's Products" shall mean the products manufactured and/or sold by Manufacturer as follows:
          YANG'S 851 ORAL LIQUID;
          MOMOMAX;
          FEMIAID;
          INTAMATE ENERGIZER;
          LEAN FIGURE.
     Distributor has rights to request the Manufacturer to modify the Product by means of adding Distributor-provided substances and/or slight modification of manufacturing procedures.

     3.  TERMS OF SALE.
     All sales of Manufacturer's Products to Distributor shall be made pursuant to this Agreement at the prices listed on Manufacturer's price list, FOB Fuzhou, China or Los Angeles, USA.

     4.  PAYMENT.
     Except for the first shipment (100% prepaid), all orders should be 50% prepaid by the Distributor when placing orders and the balance is within thirty (30) days after the date of Manufacturer's invoice. An unpaid balance past due 60 days will be treat as a violation of this agreement, and could result in termination of this agreement.

     5.  ADVERTISING POLICIES.
     Nothing herein shall prevent Distributor from independently advertising and marketing the Products within the Territory, provided the form and content of the advertising or marketing materials are approved by Manufacturer in advance.


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     6. PACKAGING.
     Manufacturer will sell Products to Distributor in Manufacturer's retail package or with Labels provided by Distributor.

     7.  PRODUCT WARRANTY POLICIES.
     In the event that any of Manufacturer's Products are proved to Manufacturer's satisfaction to have been defective at time of sale to Distributor, Manufacturer will make an appropriate adjustment in the original sales price of such product.

     8.  INDEMNIFICATION.
     A. Manufacturer agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in Products existing at the time such product is sold by Manufacturer to Distributor, provided that Distributor gives Manufacturer immediate notice of any such loss or claim and cooperates fully with Manufacturer in the handling thereof.

     B. Distributor agrees to protect Manufacturer and hold Manufacturer harmless from any loss or claim arising out of the negligence of Distributor, Distributor's agents, employees or representatives in the installation, use, sale or servicing of Manufacturer's Products or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Manufacturer's Products that exceeds Manufacturer's limited warranty. Further, in the event that any of Distributor's dealers shall, with respect to any of Manufacturer's Products purchased from Distributor, fail to discharge the dealer's obligations to the original consumer pursuant to the terms and conditions of Manufacturer's product warranty and consumer service policies, Distributor agrees to discharge promptly such unfulfilled obligations.


     9.  USE OF MANUFACTURER'S NAME.
     Distributor will not use, authorize or permit the use of, the name "Beso Biological Research, Inc." or any other trademark or trade name owned by Manufacturer as part of its firm, corporate or business name in any way. Distributor shall not contest the right of Manufacturer to exclusive use of any trademark or trade name used or claimed by Manufacturer. Distributor may, subject to Manufacturer's policies regarding reproduction of name, utilize Manufacturer's name, trademarks or logos in advertising on stationery and business cards.

     10.  RELATIONSHIP OF THE PARTIES.
     Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Manufacturer. Distributor will not modify any of Manufacturer's Products without written permission from Manufacturer. Neither Distributor nor Manufacturer shall have any right to enter into any contract or commitment in the name of, or on behalf of the other, or to bind the other in any respect whatsoever.



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     11.  TERM AND TERMINATION.
     The term of this Agreement shall commence as of the date first above written and shall continue until DECEMBER 31, 1999.

     Manufacturer may terminate this Agreement upon notice to Distributor, upon any of the following events:
          (1) Any assignment or attempted assignment by Distributor of any interest in this agreement or delegation of Distributors obligations without Manufacturer's written consent;
          (2)  Failure to pay invoices on time.
          (3)  Any other violation of terms stated in this agreement.

     12.  OBLIGATIONS ON TERMINATION.
     On termination of this Agreement, Distributor shall cease to be an authorized distributor of Manufacturer and:

     A. All amounts owing by Distributor to Manufacturer shall, notwithstanding prior terms of sale, become immediately due and payable;

     B. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of Manufacturer or Distributor or for any other reason whatsoever growing out of such termination.


     13.  USE OF NAME PROHIBITED.
     On termination of this Agreement, Distributor will remove and not thereafter use any sign containing any trade name, logo or trademark of Manufacturer including, but not limited to, "Beso Biological Research, Inc" and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such name, or any of Manufacturer's trademarks, trade names or logos. Distributor will not at any time after such termination use or permit any such trademark, trade name or logo to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than merchandise or products of Manufacturer.

     14.  ACKNOWLEDGMENTS.
     Each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law, (1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or (2) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement


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     becoming effective; or (3) that in any way affects or relates to the subject matter hereof. Distributor also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.

     15.  FINAL AGREEMENT.
     This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

     16.  ASSIGNMENT.
     Neither this Agreement nor any interest in this Agreement may be assigned by Distributor without the prior express written approval of Manufacturer, which may be withheld by Manufacturer at Manufacturer's absolute discretion.

     17.  NOTICES.
     Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

     18.  GOVERNING LAW.
     This Agreement shall be construed and enforced in accordance with the laws of the state of CALIFORNIA.

     19.  SEVERABILITY.
     If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

     20.  HEADINGS.
     Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


     PENTAGENIC PHARMACEUTICALS, INC. :            SANYANG PRODUCTS INC. :



     ---------------------------                   ---------------------------
     Dejian Liu                                    Tae-Don Kim




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